UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 2, 2009
PINNACLE FINANCIAL PARTNERS, INC.

(Exact name of registrant as specified in charter)

Tennessee	000-31225	62-1812853

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

211 Commerce Street, Suite 300, Nashville, Tennessee	37201

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 744-3700
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) 2009 Cash Incentive Plan. On March 2, 2009, the Human Resources and Compensation Committee (the “Committee”) approved the Pinnacle Financial Partners, Inc. 2009 Annual Cash Incentive Plan (the “Plan”). Pursuant to the Plan, all employees of the Company compensated via a predetermined salary or hourly wage, including the Company’s executive officers, are eligible to receive cash incentive awards. The cash incentive awards are based on the Company’s attainment of certain financial goals. Employees are eligible for a distribution under the Plan if the ratio of the Company’s criticized and classified assets and other real estate owned to the Company’s total risk-based capital is below a certain level. The amount of the cash incentive award the employees are eligible to receive is predicated on the Company’s achievement of certain diluted earnings per share goals based on either a target set by the Company’s board of directors or as measured against the diluted earnings per share results over a three-year period for a predetermined peer group, whichever results in a higher award. Each eligible employee is given a target of 10% to 100% of their base pay at the beginning of the year. The employee will be eligible to receive the award if the Company meets its soundness and profitability goals and the employee meets expectations with respect to his or her individual performance. In the event minimum soundness and profitability goals are not met, the amounts ultimately payable to a participating employee may be as low as 0% of their target award, although the Committee may exercise discretion to pay awards to the Company’s employees even if the soundness and profitability goals are not met. Conversely, a participating employee may receive up to 125% of his or her targeted award if the Company’s earnings exceed certain earnings targets. In addition, the Company’s Chief Executive Officer may, at his discretion, award up to an additional 10% of a participant’s base salary based on extraordinary individual performance or, in certain circumstances, reduce a participant’s award by up to 50% of the award. Discretionary awards to the Company’s executive officers, and discretionary awards outside of the Chief Executive Officer’s discretionary authority, must be pre-approved by the Committee before payment. Employees who join the Company during the term of the Plan will generally be assigned a pro rata target award based on the number of days that the employee was employed during the calendar year.
     Should the Company enter into any merger or purchase agreement or significantly expand the markets served by the Company or engage in some other materially significant strategic event, the Committee may amend the Plan (including the performance criteria established under the Plan) as it may deem appropriate under the circumstances. The Plan also provides the Committee with the discretion to amend the Plan (including the performance criteria established under the Plan) for any non-recurring transaction which may materially impact the Company’s financial position or results of operations for the fiscal year covered by the Plan, including, but not limited to, common stock issuances, divestiture of assets at gains or losses, or branch acquisitions.
     For 2009, the base targeted award percentage for the Company’s executive officers that were identified as the Company’s named executive officers in the preliminary proxy statement filed with the Securities and Exchange Commission for the Company’s 2009 annual meeting of shareholders are as follows:

Employee	Title	Targeted Award as Percentage of Base Salary
M. Terry Turner	Chief Executive Officer	100%
Robert A. McCabe, Jr.	Chairman	100%
Hugh M. Queener	Chief Administrative Officer	85%
Harold R. Carpenter	Chief Financial Officer	70%
Charles B. McMahan	Senior Credit Officer	70%

     While the Plan is administered by the Committee, as a result of the Company’s participation in the United States Treasury Department’s capital purchase program, the Company’s Chief Risk Officer is required by the terms of the Plan to evaluate, report and discuss with the Committee whether any features of the Plan should be limited in order to ensure that the Company’s senior executive officers are not encouraged to take unnecessary or excessive risks that threaten the value of the Company. In addition, because of the Company’s participation in the Treasury’s capital purchase program, the Plan provides that payments to the Company’s senior executive officers during the period that the Treasury owns debt or equity securities of the Company acquired pursuant to the capital purchase program are subject to recovery or “clawback” by the Company if the payments are based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.
     Under the Emergency Economic Stabilization Act of 2008 (the “EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (the “ARRA”), the Company may be prohibited from paying or accruing awards under the Plan to the above-named named executive officers. Although regulations under the ARRA have not yet been promulgated, the ARRA requires the Treasury to establish standards that prohibit a participant in the Treasury’s capital purchase program, like the Company, from paying or accruing, except in limited circumstances, any bonus, retention award or incentive compensation to any of the Company’s five most highly compensated employees during the period that the Treasury owns the Company’s Series A Fixed Rate Cumulative Perpetual Preferred Stock (the “Preferred Stock”). These regulations, when issued, may prohibit or significantly limit the Company’s ability to pay cash incentive payments to the above-named named executive officers under the Plan until the Preferred Stock is redeemed or repurchased.
     A copy of the Plan is filed herewith as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits
10.1	Pinnacle Financial Partners, Inc. 2009 Annual Cash Incentive Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC.
By:	/s/ Harold R. Carpenter
	Name:	Harold R. Carpenter
	Title:	Executive Vice President and Chief Financial Officer

Date: March 6, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.1	Pinnacle Financial Partners, Inc. 2009 Annual Cash Incentive Plan